Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 2, 2014

$[—] Callable Contingent Payment Notes due May 30, 2019 Linked to the Shares of the Market Vectors® Gold Miners ETF Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 27, 2014

Issue Date:	May 30, 2014

Final Valuation Date:	May 24, 2019, subject to postponement for certain market disruption events

Maturity Date:	May 30, 2019, subject to postponement for certain market disruption events and early redemption (pursuant to the “Early Redemption at the Option of the Issuer” provision)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Shares of the Market Vectors® Gold Miners ETF (the “Reference Asset”) (Bloomberg ticker symbol “GDX UP<Equity>”).

Contingent Rate:	At least 2.00% (equal to at least 8.00%) per annum† † The actual quarterly Contingent Rate will be set on the Initial Valuation Date and will not be less than 2.00% (8.00% per annum).

Contingent Payment:	On each Contingent Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a contingent payment equal to the relevant Contingent Rate (as defined above) times the principal amount of your Notes if and only if the Closing Price of the Reference Asset on the related Valuation Date is greater than its Coupon Barrier Price. If the Closing Price of the Reference Asset on any Valuation Date is equal to or less than its Coupon Barrier Price, you will not receive any contingent payment on the related Contingent Payment Date, and if the Closing Price of the Reference Asset is equal to or less than its Coupon Barrier Price on all Valuation Dates, you will not receive any contingent payments over the term of the Notes.

Valuation Dates:	Quarterly, on the 24th day of each February, May, August and November (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), beginning on August 25, 2014 and ending on the Final Valuation Date, subject to postponement for certain market disruption events.

Contingent Payment Dates:*	The contingent payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the contingent payment date for the Final Valuation Date will be the Maturity Date.

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the stated Maturity Date, in addition to any final Contingent Payment, a cash payment determined as follows:

•     If the Final Price of the Reference Asset is greater than or equal to its respective Barrier Price, $1,000 per $1,000 principal amount Note that you hold.

•     If the Final Price of the Reference Asset is less than its respective Barrier Price, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

If the Final Price of the Reference Asset is less than its Barrier Price (representing a decline of 35.00% from its Initial Price), your Notes will be fully exposed to such decline. As such, you may lose a portion or all of the principal amount of your Notes at maturity.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	3.50%	96.50%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $965.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $900.00 and $941.90 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(3)	Barclays Capital Inc., our affiliate, will receive commissions from the Issuer of up to 3.50% of the principal amount of the Notes, or up to $35.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to unaffiliated dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Early Redemption at the Option of the Issuer:	Beginning with the Contingent Payment Date following the Valuation Date scheduled to occur on May 26, 2015, and on each Contingent Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer provides at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the quarterly Contingent Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes plus any Contingent Payment that may be due on such date.

Closing Price:

With respect to the Reference Asset on a Trading Day, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “GDX UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Exchange-Traded Fund —Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Coupon Barrier Price:	[—], which 70.00% of the Initial Price, rounded to two decimal places.

Barrier Price:	[—], which is 65.00% of the Initial Price, rounded to two decimal places.

Scheduled Trading Day:	A day, as determined by the Calculation Agent, on which the primary exchange or market of trading for the Reference Asset are open for trading and trading is generally conducted on such market or exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Reference Asset Return:	The performance of the Reference Asset as measured from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	The Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UDK7 / US06741UDK79

*	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No interest will accrue as a result of delayed payment.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL CONTINGENT PAYMENT EXAMPLES

The payment of a Contingent Payment on any Contingent Payment Date will be dependent on the Closing Price of the Reference Asset on the related Valuation Date. If the Closing Price of the Reference Asset on such Valuation Date is equal to or less than the Coupon Barrier Price, then there will not be a Contingent Payment made on the corresponding Contingent Payment Date. Alternatively, if the Closing Price of the Reference Asset on such Valuation Date is greater than the Coupon Barrier Price, then a Contingent Payment will be made on the corresponding Contingent Payment Date. If the Closing Price of the Reference Asset on each Valuation Date is equal to or less than the Coupon Barrier Price, then no Contingent Payments will be made over the term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Contingent Payments will be made following the date of such exercise.

Quarterly Contingent Payment Calculations

Step 1: Determine Whether the Closing Price of the Reference Asset is Greater than the Coupon Barrier Price.

The Calculation Agent will take the Closing Price of the Reference Asset on each Valuation Date and evaluate it relative to the Coupon Barrier Price (that is, whether the Closing Price on that day is greater than, equal to, or less than the Coupon Barrier Price). If the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, a Contingent Payment will be made (as calculated in Step 2 below) and payable on the corresponding Contingent Payment Date. If the Closing Price of the Reference Asset is equal to or less than the Coupon Barrier Price, then no Contingent Payment will be made on the corresponding Contingent Payment Date.

Step 2: Calculate the Contingent Payment, if Any:

If on the respective Valuation Date, the Closing Price of the Reference Asset is greater than the Coupon Barrier Price, we will pay a Contingent Payment equal to the Contingent Rate multiplied by the stated principal amount; otherwise no Contingent Payment will be due on the corresponding Contingent Payment Date. The Contingent Payment will be calculated as follows:

$1,000 × Contingent Rate = Contingent Payment

$1,000 × 2.00% = $20.00

No adjustments to the amount of the Contingent Payment calculated will be made in the event a Contingent Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Contingent Payment Calculations

The tables and examples below illustrate the determination as to whether a Contingent Payment will be made with respect to a series of hypothetical Valuation Dates. The hypothetical examples set forth below are based on the following additional assumptions: (i) a Contingent Rate of 2.00% (per annum 8.00%); (ii) the Coupon Barrier Price is 70.00% of the Initial Price; (iii) the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and (iv) no Market Disruption Event with respect to the Reference Asset has occurred or is continuing on any Valuation Date, including the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Table 1 During the Term of the Notes, On Certain Valuation Dates, the Closing Price of the Reference Asset has been Equal to or Less Than the Coupon Barrier Price and on Certain Valuation Dates, the Closing Price of the Reference Asset has been Greater than the Coupon Barrier Price. As a Result, During the Term of the Notes on Certain Contingent Payment Dates a Contingent Payment Will Be Due and On Other Contingent Payment Dates, No Contingent Payment Will Be Due.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price ?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date ?[2]	Amount of Contingent Payment (per $1,000 principal amount)[3]
1	No	Yes	$20.00
2	Yes	No	$0.00
3	No	Yes	$20.00
4	No	Yes	$20.00
5	No	Yes	$20.00
6	Yes	No	$0.00
7	Yes	No	$0.00
8	Yes	No	$0.00
9	No	Yes	$20.00
10	Yes	No	$0.00
11	No	Yes	$20.00
12	No	Yes	$20.00
13	No	Yes	$20.00
14	Yes	No	$0.00
15	Yes	No	$0.00
16	Yes	No	$0.00
17	No	Yes	$20.00
18	No	Yes	$20.00
19	Yes	No	$0.00
20	Yes	No	$0.00

PPS-5

The total Contingent Payments received per Note would be $200.00.

[1]	The Coupon Barrier Price is equal to 70.00% of the Initial Price, rounded to two decimal places.
[2]	A Contingent Payment will be made if the Closing Price of the Reference Asset on the related Valuation Date is greater than the Coupon Barrier Price.
[3]	The Contingent Coupon payment per Note equals 2.00% (8.00% per annum) of the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Price of the Reference Asset Has Been Greater than the Coupon Barrier Price. This Example Illustrates the Maximum Possible Quarterly Contingent Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price ?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date ?[2]	Amount of Contingent Payment (per $1,000 principal amount)[3]
1	No	Yes	$20.00
2	No	Yes	$20.00
3	No	Yes	$20.00
4	No	Yes	$20.00
5	No	Yes	$20.00
6	No	Yes	$20.00
7	No	Yes	$20.00
8	No	Yes	$20.00
9	No	Yes	$20.00
10	No	Yes	$20.00
11	No	Yes	$20.00
12	No	Yes	$20.00
13	No	Yes	$20.00
14	No	Yes	$20.00
15	No	Yes	$20.00
16	No	Yes	$20.00
17	No	Yes	$20.00
18	No	Yes	$20.00
19	No	Yes	$20.00
20	No	Yes	$20.00

The total Contingent Payments received per Note would be $400.00.

[1]	The Coupon Barrier Price is equal to 70.00% of the Initial Price, rounded to two decimal places.
[2]	A Contingent Payment will be made if the Closing Price of the Reference Asset on the related Valuation Date is greater than the Coupon Barrier Price.
[3]	The Contingent Coupon payment per Note equals 2.00% (8.00% per annum) of the $1,000 principal amount.

Table 3 With Respect to Each Valuation Date, the Closing Price of the Reference Asset Has Been Equal to or Less than the Coupon Barrier Price. This Example Illustrates the Minimum Possible Quarterly Contingent Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Price of the Reference Asset Below its Coupon Barrier Price ?[1]	Will a Contingent Coupon be Due on the related Contingent Coupon Payment Date ?[2]	Amount of Contingent Payment (per $1,000 principal amount)[3]
1	Yes	No	$0.00
2	Yes	No	$0.00
3	Yes	No	$0.00
4	Yes	No	$0.00
5	Yes	No	$0.00
6	Yes	No	$0.00
7	Yes	No	$0.00
8	Yes	No	$0.00
9	Yes	No	$0.00
10	Yes	No	$0.00
11	Yes	No	$0.00
12	Yes	No	$0.00
13	Yes	No	$0.00
14	Yes	No	$0.00
15	Yes	No	$0.00
16	Yes	No	$0.00
17	Yes	No	$0.00
18	Yes	No	$0.00
19	Yes	No	$0.00
20	Yes	No	$0.00

The total Contingent Payments received per Note would be $0.00.

[1]	The Coupon Barrier Price is equal to 70.00% of the Initial Price, rounded to two decimal places.
[2]	A quarterly Contingent Coupon will be due if the Closing Price of the Reference Asset on the related Valuation Date is greater than or equal to its Coupon Barrier Price.
[3]	The quarterly Contingent Coupon payment per Note equals 2.00% (8.00% per annum) of the $1,000 principal amount.

PPS-6

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following illustrate the hypothetical amounts payable at maturity. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Price of the Reference Asset is $100.00* (ii) the Barrier Price with respect to the Reference Asset is $65.00 (the hypothetical Initial Price of the Reference Asset multiplied by 65.00%, rounded to the nearest cent), and (iii) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The hypothetical examples set forth below do not take into account any tax consequences from investing in the Notes.

The payment at maturity, in addition to any final Contingent Payment, will depend on whether the Final Price of the Reference Asset is greater than, equal to or less than the Barrier Price. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Price of the Reference Asset is greater than or equal to the Barrier Price with respect the Reference Asset.

If the Final Price of the Reference Asset is less than the Barrier Price, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Reference Asset Return. As such, if the Final Price of the Reference Asset has depreciated by more than 35.00% relative to its Initial Price, you may lose a portion or all of the principal amount of your Notes at maturity.

*	The hypothetical Initial Value of 100.00 for the Reference Asset has been chosen for illustrative purposes only and does not represent an actual likely Initial Price for the Reference Asset. The actual Initial Price will be equal to the Closing Price of the Reference Asset on the Initial Valuation Date. The Closing Price for the Reference Asset on April 30, 2014 was $24.11. For more information about recent Closing Prices for the Reference Asset, please see “Information Regarding the Reference Asset” below.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Reference Asset:

Final Price	Reference Asset Return	Payment at Maturity* (Not including any contingent payment)
$200.00	100.00%	$1,000.00
$190.00	90.00%	$1,000.00
$180.00	80.00%	$1,000.00
$170.00	70.00%	$1,000.00
$160.00	60.00%	$1,000.00
$150.00	50.00%	$1,000.00
$140.00	40.00%	$1,000.00
$130.00	30.00%	$1,000.00
$120.00	20.00%	$1,000.00
$110.00	10.00%	$1,000.00
$100.00	0.00%	$1,000.00
$90.00	-10.00%	$1,000.00
$80.00	-20.00%	$1,000.00
$65.00	-35.00%	$1,000.00
$60.00	-40.00%	$600.00
$50.00	-50.00%	$500.00
$40.00	-60.00%	$400.00
$30.00	-70.00%	$300.00
$20.00	-80.00%	$200.00
$10.00	-90.00%	$100.00
$0.00	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-7

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Reference Asset increases from an Initial Price of $100.00 to a Final Price of $120.00.

Because the Final Price is greater than the Barrier Price, the investor will receive at maturity, in addition to the final Contingent Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 2: The Reference Asset decreases from an Initial Price of $100.00 to a Final Price of $90.00.

Although the Final Price is less than the Initial Price, the Final Price is above the Barrier Price. Accordingly, the investor will receive at maturity, in addition to a final Contingent Payment, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Reference Asset decreases from an Initial Price of $100.00 to a Final Price of $30.00.

Because the Final Price is less than the Barrier Price, the investor is fully exposed to the depreciation of the Reference Asset (as measured from its Initial Price to its Final Price) and receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -70.00%] = $300.00

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a market disruption event with respect to the Reference Asset as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such dates. In such a case, the Maturity Date will be postponed by the same number of Business Days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date.

•	Exposure to the Reference Asset— The payment at maturity on your Notes is linked to the performance of the Reference Asset. The Reference Asset is designed to track, before fees and expenses, the performance of the NYSE Arca Gold Miners Index (the “Underlying Index”). For more information, please see “Information Regarding the Reference Asset” in this preliminary pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

PPS-8

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Payments to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PPS-9

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or the underlying components of the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Price”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Price of the Reference Asset is less than the Barrier Price. If the Final Price of the Reference Asset is less than the Barrier Price, your Notes will be fully exposed to such decline and you may lose a portion or all of your principal. Specifically, if the Final Price of the Reference Asset is less than the Barrier Price, you will lose 1.00% of your principal amount for every 1.00% decline in the Closing Price of the Reference Asset as measured from its Initial Price to its Final Price.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, beginning with the Contingent Payment Date following the Valuation Date scheduled to occur on May 26, 2015 and each Contingent Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any quarterly Contingent Payment Date, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. As such, the term of the Notes may be as short as one (1) year.

If the Issuer exercises its redemption option, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any Contingent Payment that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	The Payment at Maturity on the Notes is not Based on the Level of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—Any payment (including any final contingent payment) due at maturity on your Notes will be based solely on the Closing Price of the Reference Asset on the Final Valuation Date. If the level of the Reference Asset drops precipitously on the Final Valuation Date, the value of the payment at maturity on your Notes that you receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of the Reference Asset at a time prior to such drop.

•	You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final contingent payment, if any, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return is greater than 0.00%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the contingent payments, if any, paid during the term of the Notes. Accordingly, an investment in the Notes is not equivalent to making a direct investment in the Reference Asset or its underlying components.

•

Potential Return Limited to the Contingent Payments—The return on the Notes is limited to the Contingent Payment(s), if any, you receive during the term of the Notes. As described above, whether or not a Contingent Payment will be paid on any Contingent Payment Date will depend on the Closing Price of the Reference Asset on the respective Valuation Date (as described above). More specifically, a Contingent Payment will not be made on any Contingent Payment Date if the Closing

PPS-10

Price of the Reference Asset is equal to or below the Coupon Barrier Price on the respective Valuation Date. As such, it is possible that you will not receive any Contingent Payments during the term of the Notes. You also will not participate in any appreciation in the value of the Reference Asset at maturity or otherwise.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have.

•	No Direct Exposure to Fluctuations in Foreign Exchange Rates—Stocks included in the Underlying Index may be issued by foreign companies. The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•	Risks of Investing in Foreign Securities—Some of the component stocks of the Reference Asset may be issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Reference Asset, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Reference Asset will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	The Notes are Subject to Currency Exchange Rate Risk—The prices of some of the securities composing the Reference Asset are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks underlying the Reference Asset are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities underlying the Reference Asset are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	The Stocks in Which the Reference Asset Generally Invests are Concentrated in One Industry—As described below under “Information Regarding the Reference Asset”, the Reference Asset is designed to replicate, as closely as possible, before fees and expenses, the Underlying Index. In order to achieve its objective, under normal market conditions, the Reference Asset generally invests at least 80% of its assets in securities comprising the Underlying Index. All of the stocks included in the Underlying Index are issued by companies involved primarily in the mining for gold. As a result, the stocks that will, under normal market conditions, determine the performance of the Reference Asset are concentrated in one sector.

Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks comprising the Reference Asset, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the gold mining industry, as described below. Accordingly, by investing in the Notes, holders will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.

•	The Performance of the Reference Asset is Generally Linked to the Performance of the Gold Mining Industry, and Adverse Conditions in the Gold Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the Reference Asset invests at least 80% of its assets in companies in the gold mining industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, fluctuations in the market price of gold. Any adverse developments in the metals and mining industry resulting from such factors may have a negative effect on the value of your Notes.

•	The Reference Asset Does Not Measure the Performance of Gold Bullion—As described above, the Reference Asset measures the performance of shares of primarily gold mining companies and not gold bullion. Therefore, the Reference Asset may under- or over-perform gold bullion over the short-term or the long-term.

PPS-11

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the Reference Asset to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.

•	Derivatives risk. The Reference Asset may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Reference Asset invested only in conventional securities.

•	The Reference Asset May Underperform the Underlying Index—The performance of the Reference Asset may not replicate the performance of, and may underperform, the Underlying Index. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index. Because the return on your Notes is linked to the performance of the Reference Asset and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the Reference Asset or the stocks comprising the Underlying Index.

•	Adjustments to the Reference Asset (or the Underlying Index) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the Reference Asset (or the Underlying Index) can add, delete or substitute the components of the Reference Asset (or the Underlying Index), or make other methodological changes that could change the value of the Reference Asset (or the Underlying Index). In addition, the publisher of the Underlying Index may discontinue or suspend calculation or publication of such index or the Reference Asset may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Notes.

•	Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

PPS-12

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Reference Asset;

PPS-13

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSET

General

We have derived all information contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the Reference Asset’s prospectus, dated May 1, 2013, as revised on June 10, 2013, and other publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (“Van Eck”), the adviser to the Reference Asset. The Reference Asset is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index. Shares of the Reference Asset trade on the NYSE Arca, Inc. under the ticker symbol “GDX”.

Market Vectors ETF Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333-123257 or CIK number 0001137360. In addition, information about the Trust and the Reference Asset may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and Van Eck’s website at www.vaneck.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Reference Asset, any information contained on Van Eck’s website, or of any other publicly available information about the Reference Asset. Information contained in outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Reference Asset is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index, which includes the common stocks and American Depositary Receipts (“ADRs”) of companies involved in the gold mining industry. For more information about the Underlying Index, see “Underlying Index” below.

The Reference Asset uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. The Reference Asset normally invests at least 80% of its total assets in securities that comprise the Underlying Index. The Reference Asset may also utilize convertible securities and participation notes to seek performance that corresponds to the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the Underlying Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Reference Asset’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the Reference Asset but not to the Underlying Index or to the use of passive indexing. “Tracking error” is the difference between the performance (return) of the Reference Asset’s portfolio and that of the Underlying Index. Van Eck expects that, over time, the correlation between the Reference Asset’s portfolio and that of the Underlying Index before fees and expenses will be 95% or better.

Industry Concentration Policy

The Reference Asset may concentrate its investments in a particular industry or group of industries to the extent that the Underlying Index concentrates on an industry or group of industries.

PPS-14

Holdings Information

The holding information for the Reference Asset is updated on a daily basis. As of May 1, 2014, the Reference Asset’s top 10 holdings by weight were the stocks of Goldcorp Inc. (13.42%), Barrick Gold Corporation (13.31%), Newmont Mining Corp. (8.16%), Silver Wheaton Corporation (5.31%), Randgold Resources Limited (4.90%), Newcrest Mining Limited (4.87%), AngloGold Ashanti Limited (4.85%), Franco-Nevada Corporation (4.66%), Yamana Gold Inc. (3.72%) and Agnico-Eagle Mines Limited (3.44%). For more information about the Reference Asset’s holdings, please consult the Reference Asset’s prospectus and other publicly available information regarding the Reference Asset.

The Underlying Index

All disclosures contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the Underlying Index. NYSE Arca, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Underlying Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The Underlying Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Underlying Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 20, 2002, which is the index base date. The Underlying Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Underlying Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the Underlying Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

PPS-15

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;
(2)	the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and
(3)	the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the Underlying Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the Underlying Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the Underlying Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the Underlying Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the Underlying Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the Underlying Index divisor may be adjusted to ensure that there are no changes to the Underlying Index level as a result of nonmarket forces.

Historical Performance of the Market Vectors® Gold Miners ETF

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of one share of the Market Vectors® Gold Miners ETF during the periods indicated below. These historical trading prices may reflect certain anti-dilution adjustments that the Reference Asset may have been subject to during the periods indicated.

Quarter/Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2008	$56.29	$46.50	$47.75
June 30, 2008	$51.40	$42.38	$48.52
September 30, 2008	$50.84	$27.95	$34.08
December 31, 2008	$33.96	$16.38	$33.88
March 31, 2009	$38.57	$28.20	$36.88
June 30, 2009	$44.55	$30.95	$37.76
September 30, 2009	$48.00	$35.14	$45.29
December 31, 2009	$54.78	$41.87	$46.21
March 31, 2010	$50.17	$40.22	$44.41
June 30, 2010	$54.07	$46.36	$51.96
September 30, 2010	$56.66	$47.09	$55.93
December 31, 2010	$63.80	$54.28	$61.47
March 31, 2011	$60.79	$53.12	$60.06
June 30, 2011	$63.95	$51.80	$54.59
September 30, 2011	$66.69	$53.75	$55.19
December 30, 2011	$63.32	$50.07	$51.43
March 30, 2012	$57.47	$48.75	$49.57
June 29, 2012	$50.37	$39.34	$44.77
September 28, 2012	$54.81	$40.70	$53.71
December 31, 2012	$54.25	$44.85	$46.39
March 30, 2013	$47.09	$35.91	$37.85
June 28, 2013	$37.45	$22.22	$24.41
September 30, 2013	$30.43	$22.90	$25.06
December 31, 2013	$26.52	$20.39	$21.12
March 31, 2014	$27.73	$21.27	$23.60
April 30, 2014*	$25.07	$23.51	$24.11

*	For the period beginning on April 1, 2014 and ending on April 30, 2014

PPS-16

The following graph sets forth the historical performance of the Market Vectors® Gold Miners ETF based on daily Closing Prices from January 1, 2008 through April 30, 2014. The Closing Price of one share of the Market Vectors® Gold Miners ETF on April 30, 2014 was $24.11.

PAST PERFORMANCE IS NOT INDICITAVE OF FUTURE RESULTS

We obtained the Closing Prices listed in the table above and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-17